Exhibit 99.1

SemGroup Corporation Reports Third Quarter 2014 Results
Third Quarter Adjusted EBITDA Increased 38% Over Previous Quarter
Increased Quarterly Dividend by 11%

Tulsa, OK - November 6, 2014 - SemGroup® Corporation (NYSE: SEMG) today announced its financial results for the three months ended September 30, 2014.

SemGroup's adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $79.4 million for the third quarter 2014, compared to $57.5 million for the second quarter 2014 and $52.1 million for the third quarter 2013, an increase of approximately 38% over the previous quarter and up 52%, year over year. Adjusted EBITDA, which is a non-GAAP measure, is reconciled to net income below.

"Our exceptional third quarter results were the product of strong performance across our businesses and indicative of the continued substantial demand for services throughout our business footprint," said Carlin Conner, president and chief executive officer of SemGroup. "Our assets, which contribute to more than 85% fixed fee margins, are located in some of the most active oil and gas producing basins in the country. This combined with a growing and diverse footprint, positions us well for continued growth."

Third Quarter 2014 Highlights
Compared to the Second Quarter 2014

•	Crude increased $10.3 million

◦	$4.6 million increase driven by increased White Cliffs Pipeline transportation volumes

◦	$2.3 million increase related to higher transportation volumes, excluding White Cliffs Pipeline

◦	$1.7 million decrease in G&A expenses primarily due to rating agency fees and drop down costs incurred during second quarter

•	SemCAMS increased $8.8 million

◦	$3.6 million increase related to higher capital fee recoveries

◦	$3.4 million increase as a result of higher volumes which were primarily impacted by the planned outage at the K3 Plant

◦	$1.8 million increase related to operating expense recoveries

SemGroup reported revenues for third quarter 2014 of $594.2 million with net income attributable to SemGroup of $25.3 million, or $0.59 per diluted share, compared to revenues of $482.2 million with a net loss attributable to SemGroup of $17.6 million, or a loss of $(0.41) per diluted share, for the second quarter 2014. For the third quarter 2013, revenues totaled $357.7 million with a net loss attributable to SemGroup of $(1.9) million, or a loss of $(0.05) per diluted share.

Dividend
The SemGroup board of directors declared a quarterly cash dividend to common shareholders of $0.30 per share, resulting in an annualized distribution of $1.20 per share. This represents an 11% increase from the previous quarterly dividend of $0.27 and a 43% increase over our dividend one year ago. The dividend will be paid on November 28, 2014 to all common shareholders of record on November 17, 2014.

Exhibit 99.1

2014 Guidance
SemGroup reaffirms 2014 consolidated Adjusted EBITDA guidance of between $260 and $275 million, an increase of approximately 42% over 2013 results of $189 million. The company is on target to deploy approximately $475 million in capital expenditures in 2014, with nearly 90% allocated to growth projects.

Earnings Conference Call
SemGroup will host a joint conference call with Rose Rock Midstream®, L.P. (NYSE: RRMS) for investors tomorrow, November 7, 2014, at 11 a.m. ET. The call can be accessed live over the telephone by dialing 1.888.317.6016, or for international callers, 1.412.317.6016. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at ir.semgroupcorp.com. A replay of the webcast will also be available for a year following the call at ir.semgroupcorp.com on the Calendar of Events-Past Events page. The third quarter 2014 earnings slide deck will be posted under Presentations.

About SemGroup
Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.
SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at ir.semgroupcorp.com, our Twitter account and LinkedIn account.

Non-GAAP Financial Measures
Adjusted EBITDA is not a generally accepted accounting principles (GAAP) measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this Press Release because SemGroup believes it provides additional information with respect to its performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Although SemGroup presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in SemGroup's operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this Press Release. Because all companies do not use identical calculations, SemGroup's presentation of Adjusted EBITDA may be different from similarly titled measures of other companies, thereby diminishing its utility. Reconciliations of net income (loss) to Adjusted EBITDA for the periods presented are included in the tables at the end of this Press Release.

Forward-Looking Statements
Certain matters contained in this Press Release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, NGL Energy Partners LP (NYSE: NGL) anticipated financial performance, management's plans and objectives for

Exhibit 99.1

future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the factors discussed above; our ability to comply with the covenants contained in the instruments governing our indebtedness and to maintain certain financial ratios required by our credit facilities; NGL's operations, which we do not control; the ability of our subsidiary, Rose Rock Midstream L.P. (NYSE: RRMS), to make minimum quarterly distributions; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; and the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies, as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.
Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
investor.relations@semgroupcorp.com

Media:
Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets	$609,131	$534,014
Property, plant and equipment, net	1,239,356	1,105,728
Goodwill and other intangible assets	238,002	236,859
Equity method investments	609,807	565,124
Other noncurrent assets, net	38,849	28,889
Total assets	$2,735,145	$2,470,614
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$40	$37
Other current liabilities	571,820	499,177
Total current liabilities	571,860	499,214
Long-term debt, excluding current portion	793,058	615,088
Other noncurrent liabilities	199,017	142,449
Total liabilities	1,563,935	1,256,751
Total owners' equity	1,171,210	1,213,863
Total liabilities and owners' equity	$2,735,145	$2,470,614

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2014	2013	2014	2014	2013
Revenues	$594,235	$357,748	$482,224	$1,575,342	$969,688
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	458,063	255,554	368,527	1,211,703	680,632
Operating	69,377	52,360	59,424	179,579	162,813
General and administrative	23,296	20,952	21,850	63,882	54,887
Depreciation and amortization	25,200	16,113	22,062	70,899	41,563
Loss (gain) on disposal of long-lived assets, net	1,376	408	19,315	20,633	(130)
Total expenses	577,312	345,387	491,178	1,546,696	939,765
Earnings from equity method investments	14,223	7,483	19,187	48,372	39,689
Gain on issuance of common units by equity method investee	18,772	—	—	26,899	—
Operating income	49,918	19,844	10,233	103,917	69,612
Other expenses (income), net	(6,368)	13,294	29,489	30,618	51,769
Income (loss) from continuing operations before income taxes	56,286	6,550	(19,256)	73,299	17,843
Income tax expense (benefit)	24,090	3,413	(6,672)	33,944	(41,305)
Income (loss) from continuing operations	32,196	3,137	(12,584)	39,355	59,148
Income (loss) from discontinued operations, net of income taxes	—	(2)	—	(5)	65
Net income (loss)	32,196	3,135	(12,584)	39,350	59,213
Less: net income attributable to noncontrolling interests	6,934	5,054	5,025	18,184	14,429
Net income (loss) attributable to SemGroup Corporation	$25,262	$(1,919)	$(17,609)	$21,166	$44,784
Net income (loss) attributable to SemGroup Corporation	$25,262	$(1,919)	$(17,609)	$21,166	$44,784
Other comprehensive income (loss), net of income taxes	(10,331)	6,105	6,685	(6,618)	(4,307)
Comprehensive income (loss) attributable to SemGroup Corporation	$14,931	$4,186	$(10,924)	$14,548	$40,477
Net income (loss) per common share:
Basic	$0.59	$(0.05)	$(0.41)	$0.50	$1.06
Diluted	$0.59	$(0.05)	$(0.41)	$0.49	$1.05
Weighted average shares (thousands):
Basic	42,708	42,528	42,682	42,674	42,274
Diluted	43,013	42,528	42,682	42,976	42,544

Exhibit 99.1

Reconciliation of net income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2014	2013	2014	2014	2013
Net income (loss)	$32,196	$3,135	$(12,584)	$39,350	$59,213
Add: Interest expense	14,807	9,080	10,360	34,394	15,971
Add: Income tax expense (benefit)	24,090	3,413	(6,672)	33,944	(41,305)
Add: Depreciation and amortization expense	25,200	16,113	22,062	70,899	41,563
EBITDA	96,293	31,741	13,166	178,587	75,442
Selected Non-Cash Items and Other Items Impacting Comparability	(16,868)	20,341	44,361	25,647	55,778
Adjusted EBITDA	$79,425	$52,082	$57,527	$204,234	$131,220
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2014	2013	2014	2014	2013
Loss (gain) on disposal of long-lived assets, net	$1,376	$408	$19,315	$20,633	$(130)
Loss (income) from discontinued operations, net of income taxes	—	2	—	5	(65)
Foreign currency transaction loss (gain)	128	(457)	167	(388)	(973)
Remove NGL equity earnings including gain on issuance of common units	(14,290)	3,288	(4,968)	(30,976)	(7,828)
Remove gain on sale of NGL units	(26,748)	—	—	(26,748)	—
NGL cash distribution	6,450	4,671	5,671	17,462	13,369
Mid-America Midstream Gas Services acquisition cost	—	3,600	—	—	3,600
Employee severance expense	90	—	20	119	9
Unrealized gain on derivative activities	(411)	(464)	(851)	(656)	(1,759)
Change in fair value of warrants	5,550	4,834	18,929	23,499	37,028
Depreciation and amortization included within equity earnings	4,887	2,407	4,251	12,588	7,216
Bankruptcy related expenses	116	—	661	993	—
Charitable contributions	3,298	—	—	3,298	—
Recovery of receivables written off at emergence	—	—	(300)	(664)	—
Non-cash equity compensation	2,686	2,052	1,466	6,482	5,311
Selected Non-Cash Items and Other Items Impacting Comparability	$(16,868)	$20,341	$44,361	$25,647	$55,778

Exhibit 99.1

2014 Adjusted EBITDA Guidance Reconciliation

(in millions, unaudited)	2014 Guidance(1)
	Low		High
Net income	$51		$60
Add: Interest expense	51		53
Add: Income tax expense	20		21
Add: Depreciation and amortization	93		96
EBITDA	$215		$230
Selected Non-Cash and Other Items Impacting Comparability	45		45
Adjusted EBITDA	$260		$275

Selected Non-Cash and Other Items Impacting Comparability
Depreciation and amortization included within equity earnings		$18
Loss on disposal of long-lived assets, net		21
Gain on sale of NGL units, net		(27)
Change in fair value of warrants		24
Non-cash equity compensation		9
Selected Non-Cash and Other Items Impacting Comparability		$45

(1) Guidance is on a cash basis for equity investments in NGL, includes fully consolidated Rose Rock Midstream